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                                                                       Exhibit E

                                                                  Execution Copy



                          AGREEMENT ON EMPLOYEE MATTERS

         This Agreement on Employee Matters ("Agreement") dated September 30, 1999, is made and entered into by and between GENCORP INC., an Ohio corporation ("GenCorp"), and OMNOVA SOLUTIONS INC., an Ohio corporation ("OMNOVA") and a wholly owned subsidiary of GenCorp.

                                   WITNESSETH:

         WHEREAS, the Board of Directors of GenCorp has determined that it is advisable to distribute substantially all of the stock of OMNOVA to its shareholders in a transaction intended to qualify under Section 355 of the Internal Revenue Code (variously, the "Distribution" or the "Spin-Off");

         WHEREAS, GenCorp and OMNOVA are entering into a Distribution Agreement which, among other things, sets forth the principal transactions required to effect the Distribution and sets forth other agreements that will govern certain other matters following the Distribution; and

         WHEREAS, in connection with the Distribution, GenCorp and OMNOVA desire to provide for the allocation of certain assets and liabilities and for certain other matters all relating to employment, employee benefit plans and compensation arrangements.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

         1.1 Terms used but not defined herein shall have the meanings set forth in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              (a)   CODE. The Internal Revenue Code of 1986, as amended.

              (b) DISTRIBUTION DATE. The date on which the shares of OMNOVA are distributed to the shareholders of GenCorp.

              (c) ERISA. The Employee Retirement Income Security Act of 1974, as amended.

              (d) GENCORP CONTROLLED GROUP. Collectively, GenCorp and any GenCorp Group member whose employees are required by Section 414 of the Code to be treated as if they were employed by a single employer.

              (e)   GENCORP MEDICAL PLAN. The GenCorp Medical and Dental Plans.

              (f) GENCORP HOURLY PENSION PLAN. The Non-Contributory Pension Plan of GenCorp Inc., as in effect immediately before the Closing Time.

              (g) GENCORP PENSION PLAN TRUSTEE. The trustee or trustees appointed pursuant to the GenCorp Salaried Pension Plan.

              (h)   GENCORP SALARIED PENSION PLAN. The Pension Plan for
Salaried Employees of GenCorp Inc. and Certain Participating Subsidiaries, as in effect immediately before the Closing Time.


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              (i)   GENCORP STOCK FUND. The GenCorp Stock Fund under the Joint
Savings Plan.

              (j) JOINT SAVINGS PLAN. The GenCorp Retirement Savings Plan and the Profit Sharing Retirement and Savings Plan of GenCorp Inc. and Certain Participating Subsidiaries, as amended to be jointly sponsored by GenCorp and OMNOVA.

              (k) OMNOVA CONTROLLED GROUP. Collectively, OMNOVA and any OMNOVA Group member whose employees are required by Section 414 of the Code to be treated as if they were employed by a single employer.

              (l) OMNOVA EMPLOYEES. Any person who is employed by OMNOVA pursuant to Section 2.1(a) hereof. OMNOVA Employees shall include OMNOVA Salaried Employees and OMNOVA Hourly Employees.

              (m) OMNOVA HOURLY EMPLOYEES. OMNOVA Employees other than OMNOVA Salaried Employees.

              (n) OMNOVA HOURLY PENSION PLAN. The Non-Contributory Pension Plan of OMNOVA Solutions Inc.

              (o) OMNOVA HOURLY PENSION PLAN PARTICIPANT. OMNOVA Hourly Employees and former hourly employees of GenCorp who terminated employment, with accrued benefits under the GenCorp Hourly Pension Plan, from (i) business locations of OMNOVA which are active immediately after the Closing Time and (ii) the former GenCorp business location in Newcomerstown, Ohio

              (p) OMNOVA MEDICAL PLAN. The medical and dental benefit plans adopted by OMNOVA for the benefit of its salaried employees after the Distribution and the separate


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medical and dental benefit programs maintained by OMNOVA pursuant to collective bargaining agreements.

              (q) OMNOVA PENSION PLAN TRUSTEE. The trustee or trustees appointed pursuant to the trust agreement under the OMNOVA Pension Plan.

              (r) OMNOVA SALARIED EMPLOYEES. OMNOVA Employees who are compensated on a salaried basis.

              (s) OMNOVA SALARIED PENSION PLAN. The Pension Plan for Salaried Employees of OMNOVA Solutions Inc.

              (t) OMNOVA SALARIED PENSION PLAN PARTICIPANTS. OMNOVA Salaried Employees and former salaried employees of GenCorp who terminated employment, with accrued benefits under the GenCorp Salaried Pension Plan, from (i) business locations of OMNOVA which are active immediately after the Closing Time and (ii) the former GenCorp business location in Newcomerstown, Ohio.

              (u) OMNOVA STOCK FUND. The OMNOVA Stock Fund under the Joint Savings Plan.

              (v) UNFUNDED DEFERRED COMPENSATION. Unfunded obligations of GenCorp as of the Closing Time to pay deferred compensation and retirement income under its Benefits Restoration Plan, Deferred Bonus Plan, Non-Employee Directors Retirement and Deferred Compensation Plans, 1996 Supplemental Retirement Plan for Management Employees, individual employment agreements, and other miscellaneous plans related to discontinued operations, including such additional amounts as may be attributable to earnings growth after the Closing Time in accordance with the terms of the specific plan or agreement.


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              (w)   UNION EMPLOYEES. Any OMNOVA Employee who is included in a
collective bargaining unit.

                                   ARTICLE II

                          EMPLOYMENT AND BENEFIT PLANS

         2.1   EMPLOYMENT OF OMNOVA EMPLOYEES AND UNION EMPLOYEES.

               (a) Prior to the Distribution, while OMNOVA is still a wholly-owned subsidiary of GenCorp, GenCorp shall transfer to OMNOVA the employment of all (i) GenCorp employees who are employed primarily in the OMNOVA Business, including any such employee on an approved leave of absence (including disability) at the time of such transfer, and (ii) all GenCorp employees who are employed at Corporate Headquarters, Corporate Technology Center and Flight Operations, including any such employee on an approved leave of absence (including disability) at the time of such transfer, but shall exclude (A) employees named on Schedule A who shall remain GenCorp employees; (B) employees designated for termination under the GenCorp Enhanced Involuntary Separation Pay Plan and named on Schedule B; and (C) employees who have elected to retire under the GenCorp 1999 Voluntary Enhanced Retirement Program, except the employees named on Schedule C who shall become OMNOVA Employees until their retirement.

               (b) OMNOVA shall employ all OMNOVA Employees transferred to OMNOVA pursuant to Section 2.1(a). Subject to the terms and conditions of, and except as otherwise provided in this Agreement, effective as of the Closing Time, OMNOVA shall provide the OMNOVA Employees with terms and conditions of employment, including, without limitation, employee benefits and other perquisites, that are substantially similar to those provided to such persons immediately prior to the Closing Time. However, nothing contained in


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this Agreement shall impair OMNOVA's ability to make such changes in such terms and conditions of employment following the Distribution as OMNOVA may deem to be necessary or appropriate for the operation of OMNOVA.

               (c) Subject to Section 2.15, OMNOVA shall, at its own cost and expense, (a) defend GenCorp from any and all claims, damages, actions or causes of action ("Claims") which result from OMNOVA's employment and/or termination of employment of any of the employees named on Schedule C hereto, and (b) indemnify and hold GenCorp harmless from all damages, liabilities, losses, costs, judgments, orders, assessments, interest, penalties, fines, settlement payments, costs and expenses (including, without limitation, attorneys fees and other investigation and defense costs and expenses) imposed upon or incurred by GenCorp as a result of any such Claim. GenCorp shall promptly notify OMNOVA of any Claim and OMNOVA shall be entitled to assume and maintain control over the defense of any Claim and any negotiations and settlement thereof with counsel reasonably acceptable to GenCorp provided that OMNOVA will not settle any such Claim without the consent of GenCorp which consent shall not be unreasonably withheld. In the event that OMNOVA fails to promptly assume and diligently investigate and defend or settle any Claim then GenCorp shall have the right, at OMNOVA's cost, expense and risk, from that time forward to have sole control of the defense of the Claim and all negotiations for its settlement or compromise. The party not controlling the defense of any such Claim shall have the right to participate, at its sole expense, in the defense or settlement thereof.

               (d) Subject to entering into mutually acceptable novation agreements with the applicable Unions, OMNOVA shall assume all collective bargaining agreements which are in effect as of the Closing Time at active OMNOVA locations, and following the Distribution it


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will continue to employ all Union Employees pursuant to the terms and conditions of such collective bargaining agreements.

         2.2 JOINT SAVINGS PLAN. (a) Effective on the Distribution Date, the GenCorp Retirement Savings Plan and the Profit Sharing Retirement and Savings Plan of GenCorp Inc. and Certain Participating Subsidiaries will become multiple employer plans (collectively, "Joint Savings Plan") in which both GenCorp and OMNOVA will be unrelated participating employers. Day-to-day administration of the Joint Savings Plan will be performed by GenCorp with cooperation and assistance of OMNOVA pursuant to the separate Services and Support Agreement between GenCorp and OMNOVA.

               (b) GenCorp will continue to be both the administrator and sponsor of the Joint Savings Plan, as defined in ERISA sections 3(16)(A) and
(B), for purposes of complying with the reporting and disclosure requirements imposed by ERISA and the Code in administering the Joint Savings Plan. Notwithstanding the preceding sentence, GenCorp and OMNOVA agree that no changes will be made to the Joint Savings Plan, except as hereinafter described unless
(i) such changes are determined, with the advice of legal counsel, to be required for compliance with applicable laws, or (ii) GenCorp and OMNOVA mutually agree to such changes. In addition,

                    (1) The Administrative Committee for the Joint Savings Plan, which will have general responsibility for interpreting and assuring uniform administration of the provisions of the Joint Savings Plan, will be composed of three (3) members of the GenCorp Administrative Committee and two (2) members of the OMNOVA Administrative Committee; and


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                    (2)  The Benefits Management Committee for the Joint Savings
     Plan, which will have the responsibilities related to maintaining relationships with the trustee and investment managers and investment of the trust fund, will be composed of two (2) members of the GenCorp Benefits Management Committee and two (2) members of the OMNOVA Benefits Management Committee.

               (c) On and after the Distribution Date, employer matching contributions on behalf of GenCorp employees will be made solely by GenCorp and solely to the GenCorp Stock Fund and employer matching contributions on behalf of OMNOVA Employees will be made solely by OMNOVA and solely to the OMNOVA Stock Fund. Not later than the later of October 31, 2001 or two years after the Distribution Date, the accounts of OMNOVA Employees and former OMNOVA Employees will be transferred to a new separate savings plan to be established by OMNOVA. Thereafter, neither OMNOVA nor its employees will participate in the GenCorp Retirement Savings Plan.

               (d) Following the Distribution, OMNOVA common stock held in the accounts of GenCorp employees that is attributable to contributions made before the Distribution may be retained in the OMNOVA Stock Fund, transferred to the GenCorp Stock Fund or transferred to any other investment funds in the Joint Savings Plan at the participant's election in accordance with the terms of the Joint Savings Plan. Except as provided in the preceding sentence, contributions made to or held under the Joint Savings Plan on behalf of GenCorp employees may not be invested in the OMNOVA Stock Fund. OMNOVA common stock held in the accounts of GenCorp employees that is attributable to employer matching contributions that have been in the plan for at least two full plan years may be withdrawn, in cash or in kind. Any dividends on


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OMNOVA common stock in accounts of GenCorp employees will be reinvested in the
OMNOVA Stock Fund.

               (e) Following the Distribution, GenCorp common stock held in the accounts of OMNOVA Employees that is attributable to contributions made before the Distribution may be retained in the GenCorp Stock Fund, transferred to the OMNOVA Stock Fund or transferred to any other investment fund in the Joint Savings Plan at the Participant's election in accordance with the terms of the Joint Savings Plan. Except as provided in the preceding sentence, contributions made to or held under the Joint Savings Plan on behalf of OMNOVA Employees may not be invested in the GenCorp Stock Fund. GenCorp common stock held in the accounts of OMNOVA Employees that is attributable to employer matching contributions that have been in the plan at least two full plan years may be withdrawn, in cash or in kind. Any dividends after the Distribution Date on GenCorp common stock in accounts of OMNOVA Employees will be reinvested in the GenCorp Stock Fund.

         2.3 OMNOVA SALARIED PENSION PLAN. (a) OMNOVA shall implement, before the Closing Time, the OMNOVA Salaried Pension Plan, a qualified defined benefit plan substantially similar to the GenCorp Salaried Pension Plan for the benefit of OMNOVA Pension Plan Participants. OMNOVA Salaried Employees shall be eligible for immediate participation in the OMNOVA Salaried Pension Plan as of the date their employment is transferred to OMNOVA pursuant to Section 2.1(a). OMNOVA Salaried Employees shall be credited under the OMNOVA Salaried Pension Plan, for eligibility and vesting purposes, with the service credited to them under the GenCorp Salaried Pension Plan. An OMNOVA Salaried Employee shall be credited under the OMNOVA Salaried Pension Plan, for benefit accrual purposes, with the service credited to him or her under the GenCorp Salaried Pension Plan only if a transfer


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described in subsection (b) of this Section is made with respect to such OMNOVA
Salaried Employee.

               (b) OMNOVA Salaried Employees shall cease to accrue benefits under the GenCorp Salaried Pension Plan as of the date their employment is transferred to OMNOVA pursuant to Section 2.1(a). Such transfer shall not be an event requiring a distribution of benefits under the GenCorp Salaried Pension Plan.

                (c) As soon as practicable after the Distribution Date, GenCorp shall cause the GenCorp Pension Plan Trustee to segregate within the GenCorp Pension Plan Trust the Segregated Salaried Pension Assets (as defined in the following sentence) determined to be allocable with respect to accrued benefits of OMNOVA Salaried Pension Plan Participants as of the Closing Time. For purposes of the preceding sentence, the Segregated Salaried Pension Assets shall mean assets with a value equal to the present value as of the Closing Time of the accrued benefits of the OMNOVA Salaried Pension Plan Participants under the GenCorp Salaried Pension Plan, determined by the plan's actuary using interest assumptions prescribed by the PBGC for valuing annuities in plan termination situations, plus an amount of surplus assets allocated in proportion to the allocation of liabilities in accordance with ERISA section 4044.

                (d) GenCorp and OMNOVA shall make or cause to be made all required filings and submissions to appropriate governmental and regulatory authorities and all necessary or appropriate amendments to the GenCorp Salaried Pension Plan and the OMNOVA Salaried Pension Plan, and shall take all other steps necessary and appropriate, to permit the transfer of the Segregated Salaried Pension Assets from the GenCorp Pension Plan Trustee to the OMNOVA Pension Plan Trustee. As soon as practicable after the filings, submissions, amendments and other steps described in this subsection are completed, and after the expiration


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of any waiting periods imposed under applicable law, GenCorp shall direct the
GenCorp Pension Plan Trustee to transfer to the OMNOVA Pension Plan Trustee, and OMNOVA shall direct the OMNOVA Pension Plan Trustee to accept assets of the GenCorp Salaried Pension Plan equal to the Segregated Salaried Pension Assets, as adjusted for contributions, benefit payments, expenses and investment experience through the date of such transfer. Such transfer shall be in cash, securities or other property or a combination thereof, as mutually determined by GenCorp and OMNOVA and acceptable to both the GenCorp Pension Plan Trustee and the OMNOVA Pension Plan Trustee. After such transfer, each OMNOVA Salaried Pension Plan Participant for whom such transfer was made shall be credited with benefits under the OMNOVA Salaried Pension Plan attributable to service prior to the Closing Time at least equal to his or her accrued benefit under the GenCorp Salaried Pension Plan, and the GenCorp Salaried Pension Plan shall have no further obligations with respect to such accrued benefit. GenCorp and OMNOVA shall prepare a list, certified by a duly authorized officer of each, of all OMNOVA Salaried Pension Plan Participants with respect to which a transfer pursuant to this subsection has been made.

                (e) GenCorp shall have no obligation to direct the transfer described in subsection (d) of this Section unless and until GenCorp receives either a favorable determination letter issued by the IRS as to the qualified status of the OMNOVA Salaried Pension Plan under Section 401(a) of the code or an opinion of counsel to OMNOVA that the OMNOVA Salaried Pension Plan meets the requirements of Section 401(a) of the Code as to form. The OMNOVA Pension Plan Trustee shall have no obligation to accept any transfer from the GenCorp Salaried Pension Plan unless and until OMNOVA and the OMNOVA Pension Plan Trustee receives either a favorable determination letter issued by the IRS as to the qualified status of the GenCorp Salaried Pension Plan under Section 401(a) of the Code or an opinion of counsel to GenCorp that


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the GenCorp Salaried Pension Plan meets the requirements of Section 401(a) of the Code as to form. GenCorp and OMNOVA will cooperate as necessary to facilitate obtaining such favorable determination letters.

                (f) The OMNOVA Salaried Pension Plan shall be a continuation of the GenCorp Salaried Pension Plan as to the OMNOVA Salaried Pension Plan Participants for whom the transfer described in subsection (d) of this Section was made and the transfer of assets and liabilities from the GenCorp Salaried Pension Plan to the OMNOVA Pension Plan Trustee pursuant to this Agreement shall not be deemed a termination or partial termination of the GenCorp Salaried Pension Plan.

                (g) In the event a former employee of GenCorp who participated in the GenCorp Salaried Pension Plan prior to the Distribution Date becomes an OMNOVA Employee eligible to participate in the OMNOVA Salaried Pension Plan after the Distribution Date, GenCorp and OMNOVA agree that the liabilities to pay pension benefits to such individual and the assets attributable to such liabilities, in an amount which (based on the certification of the actuary for the Plans) meets the requirements of Section 414(1) of the Code and the regulations thereunder, will be transferred by the GenCorp Pension Plan Trustee from the GenCorp Salaried Pension Plan to the OMNOVA Salaried Pension Plan and the OMNOVA Pension Plan Trustee in the manner described in, and in compliance with, Section 414(1) of the Code and the regulations thereunder. In the event of any such transfer, such employee shall be credited under the OMNOVA Salaried Pension Plan, for eligibility, vesting and benefit accrual purposes, with the service credited to him under the GenCorp Salaried Pension Plan.

                (h) The GenCorp Salaried Pension Plan shall provide that an individual who is an employee of OMNOVA on the Distribution Date shall not be eligible to commence


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receiving benefits from the GenCorp Salaried Pension Plan until he terminates employment with OMNOVA after the Distribution Date. Until the completion of the transfer of assets and liabilities from the GenCorp Salaried Pension Plan to the OMNOVA Salaried Pension Plan and the OMNOVA Pension Plan Trustee described in subsection (c) of this Section, benefits under the OMNOVA Salaried Pension Plan payable to a OMNOVA Salaried Employee thereunder shall be computed on the basis of his or her total service with GenCorp and OMNOVA, but shall be reduced by any benefits accrued by such OMNOVA Salaried Employee under the GenCorp Salaried Pension Plan.

                (i) In the event that an OMNOVA Salaried Pension Plan Participant files a claim for payment of pension benefits under the GenCorp Salaried Pension Plan after the transfer of assets and liabilities from the GenCorp Salaried Pension Plan to the OMNOVA Salaried Pension Plan and the OMNOVA Pension Plan Trustee described in subsection (c) of this Section, OMNOVA agrees to (i) reimburse GenCorp for all costs and expenses incurred to defend such claim other than through its normal appeal process involving the GenCorp Administrative Committee; and (ii) cause the OMNOVA Pension Plan Trustee to transfer, to the GenCorp Salaried Pension Plan and the GenCorp Pension Plan Trustee, assets from the OMNOVA Salaried Pension Plan equal to the liabilities, if any, which the GenCorp Salaried Pension Plan is determined by a court of competent jurisdiction to owe to such OMNOVA Salaried Pension Plan Participant. In the event of any such transfer, the service upon which the OMNOVA Salaried Pension Plan Participant's accrued benefit under the GenCorp Salaried Pension Plan is based shall be excluded from the service counted for eligibility, vesting and benefit accrual purposes under the OMNOVA Salaried Pension Plan.


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         2.4   OMNOVA HOURLY PENSION PLAN. (a) OMNOVA shall implement, before the Closing Time, the OMNOVA Hourly Pension Plan, a qualified defined benefit plan substantially similar to the GenCorp Hourly Pension Plan for the benefit of OMNOVA Hourly Pension Plan Participants. OMNOVA Hourly Employees who participate in the GenCorp Hourly Pension Plan immediately before the Closing Time shall be eligible for immediate participation in the OMNOVA Hourly Pension Plan as of the Closing Time. OMNOVA Hourly Employees shall be credited under the OMNOVA Hourly Pension Plan, for eligibility and vesting purposes, with the service credited to them under the GenCorp Hourly Pension Plan. An OMNOVA Hourly Employee shall be credited under the OMNOVA Hourly Pension Plan, for benefit accrual purposes, with the service credited to him or her under the GenCorp Hourly Pension Plan only if a transfer described in subsection (b) of this Section is made with respect to such OMNOVA Hourly Employee.

                (b) OMNOVA Hourly Employees shall cease to accrue benefits under the GenCorp Hourly Pension Plan as of the time their employment is transferred to OMNOVA. Such transfer shall not be an event requiring distribution of benefits under the GenCorp Hourly Pension Plan.

                (c) As soon as practicable after the Distribution Date, GenCorp shall cause the GenCorp Pension Plan Trustee to segregate within the GenCorp Pension Plan Trust the Segregated Hourly Pension Assets (as defined in the following sentence) determined to be allocable with respect to accrued benefits of OMNOVA Hourly Pension Plan Participants as of the Closing Time. For purposes of the preceding sentence, the Segregated Hourly Pension Assets shall mean assets with a value equal to the present value as of the Closing Time of the accrued benefits of the OMNOVA Hourly Pension Plan Participants under the GenCorp Hourly


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Pension Plan, determined by the plan's actuary using interest assumptions prescribed by the PBGC for valuing annuities in plan termination situations, plus an amount of surplus assets allocated in proportion to the allocation of liabilities in accordance with ERISA section 4044.

                (d) GenCorp and OMNOVA shall make or cause to be made all required filings and submissions to appropriate governmental and regulatory authorities and all necessary or appropriate amendments to the GenCorp Hourly Pension Plan and the OMNOVA Hourly Pension Plan, and shall take all other steps necessary and appropriate, to permit the transfer of the Segregated Hourly Pension Assets from the GenCorp Pension Plan Trustee to the OMNOVA Pension Plan Trustee. As soon as practicable after the filings, submissions, amendments and other steps described in this subsection are completed, and after the expiration of any waiting periods imposed under applicable law, GenCorp shall direct the GenCorp Pension Plan Trustee to transfer to the OMNOVA Pension Plan Trustee, and OMNOVA shall direct the OMNOVA Pension Plan Trustee to accept assets of the GenCorp Hourly Pension Plan equal to the Segregated Hourly Pension Assets, as adjusted for contributions, benefit payments, expenses and investment experience through the date of such transfer. Such transfer shall be in cash, securities or other property or a combination thereof, as mutually determined by GenCorp and OMNOVA and acceptable to both the GenCorp Pension Plan Trustee and the OMNOVA Pension Plan Trustee. After such transfer, each OMNOVA Hourly Pension Plan Participant for whom such transfer was made shall be credited with benefits under the OMNOVA Hourly Pension Plan attributable to service prior to the Closing Time at least equal to his or her accrued benefit under the GenCorp Hourly Pension Plan, and the GenCorp Hourly Pension Plan shall have no further obligations with respect to such accrued benefit. GenCorp and OMNOVA shall prepare a list,


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certified by a duly authorized officer of each, of all OMNOVA Hourly Pension
Plan Participants with respect to which a transfer pursuant to this Subsection has been made.

                (e) GenCorp shall have no obligation to direct the transfer described in subsection (d) of this Section unless and until GenCorp receives either a favorable determination letter issued by the IRS as to the qualified status of the OMNOVA Hourly Pension Plan under Section 401 (a) of the code or an opinion of counsel to OMNOVA that the OMNOVA Hourly Pension Plan meets the requirements of Section 401(a) of the Code as to form. The OMNOVA Pension Plan Trustee shall have no obligation to accept any transfer from the GenCorp Hourly Pension Plan unless and until OMNOVA and the OMNOVA Pension Plan Trustee receives either a favorable determination letter issued by the IRS as to the qualified status of the GenCorp Hourly Pension Plan under Section 401(a) of the Code or an opinion of counsel to GenCorp that the GenCorp Hourly Pension Plan meets the requirements of Section 401(a) of the Code as to form. GenCorp and OMNOVA will cooperate as necessary to facilitate obtaining such favorable determination letters.

                (f) The OMNOVA Hourly Pension Plan shall be a continuation of the GenCorp Hourly Pension Plan as to the OMNOVA Hourly Pension Plan Participants for whom the transfer described in subsection (d) of this Section was made and the transfer of assets and liabilities from the GenCorp Hourly Pension Plan to the OMNOVA Pension Plan Trustee pursuant to this Agreement shall not be deemed a termination or partial termination of the GenCorp Hourly Pension Plan.

                (g) The GenCorp Hourly Pension Plan shall provide that an individual who is an employee of OMNOVA on the Distribution Date shall not be eligible to commence receiving benefits from the GenCorp Hourly Pension Plan until he terminates employment with OMNOVA


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after the Distribution Date. Until the completion of the transfer of assets and liabilities from the GenCorp Hourly Pension Plan to the OMNOVA Hourly Pension Plan and the OMNOVA Pension Plan Trustee described in subsection (c) of this Section, benefits under the OMNOVA Hourly Pension Plan payable to an OMNOVA Hourly Employee thereunder shall be computed on the basis of his or her total service with GenCorp and OMNOVA, but shall be reduced by any benefits accrued by such OMNOVA Hourly Employee under the GenCorp Hourly Pension Plan.

                (h) In the event that an OMNOVA Hourly Pension Plan
Participant files a claim for payment of pension benefits under the GenCorp Hourly Pension Plan after the transfer of assets and liabilities from the GenCorp Hourly Pension Plan to the OMNOVA Hourly Pension Plan and the OMNOVA Pension Plan Trustee described in subsection (c) of this Section, OMNOVA agrees to (i) reimburse GenCorp for all costs and expenses incurred to defend such claim other than through its normal appeal process involving the GenCorp Administrative Committee; and (ii) cause the OMNOVA Pension Plan Trustee to transfer, to the GenCorp Hourly Pension Plan and the GenCorp Pension Plan Trustee, assets from the OMNOVA Hourly Pension Plan equal to the liabilities, if any, which the GenCorp Hourly Pension Plan is determined by a court of competent jurisdiction to owe to such OMNOVA Hourly Pension Plan Participant. In the event of any such transfer, the service upon which the OMNOVA Hourly Pension Plan Participant's accrued benefit under the GenCorp Hourly Pension Plan is based shall be excluded from the service counted for eligibility, vesting and benefit accrual purposes under the OMNOVA Hourly Pension Plan.

         2.5 RENEER PLANS. Both the (i) GenCorp Retirement Income Plan for Employees of Reneer Films Operations ("Reneer Pension Plan") and (ii) GenCorp Savings and Investment Plan


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for Employees of Reneer Films Operations ("Reneer Savings Plan") cover only employees in the Auburn, PA. manufacturing facility which will be an active business location of OMNOVA after the Distribution Date. As soon as practicable after the Distribution Date, GenCorp shall (a) cause the GenCorp Pension Plan Trustee to transfer the assets attributable to the Reneer Pension Plan to the OMNOVA Pension Plan Trustee, and (b) cause Mellon Trust, trustee for the Reneer Savings Plan, to transfer the assets of that plan to a new trust established by OMNOVA.

         2.6 OMNOVA WELFARE BENEFIT PLANS. (a) OMNOVA MEDICAL PLAN. As of the Closing Time, OMNOVA Employees (and their eligible dependent(s)) shall be covered by the OMNOVA Medical Plan, which shall be substantially identical to the medical plan coverage provided to OMNOVA Employees immediately prior to the Closing Time. The OMNOVA Medical Plan made available to OMNOVA Employees and their dependent(s) as of the Closing Time shall waive any applicable waiting periods for coverage of OMNOVA Employees and their dependent(s) which did not exist with respect to such OMNOVA Employee or dependent(s) immediately prior to the Closing Time. The OMNOVA Medical Plan shall not contain any exclusion or limitation with respect to any pre-existing condition of any OMNOVA Employee or dependent(s) which did not apply with respect to such OMNOVA Employee or dependent immediately prior to the Closing Time. For purposes of the two preceding sentences, service with GenCorp and OMNOVA prior to the Closing Time shall be taken into account for purposes of meeting any such waiting period or pre-existing condition, exclusion or limitation.

               (b) OMNOVA EMPLOYEE MEDICAL CLAIMS. As of the Closing Time, the OMNOVA Medical Plan shall have sole responsibility for all obligations, financial and otherwise, with respect to medical expense claims submitted by OMNOVA Employees and their


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


dependent(s) from and after the Closing Time, and such claims will be processed and paid by OMNOVA's third party administrator.

               (c) CLAIM APPEALS. As of the Closing Time, OMNOVA shall have sole responsibility for the determination of claim appeals filed by OMNOVA Employees under the OMNOVA Medical Plan. Claim appeals filed by employees of OMNOVA under the GenCorp Medical Plan will be determined by GenCorp under the GenCorp Medical Plan.

               (d) FLEXIBLE BENEFIT PLANS. (i) OMNOVA shall implement, as of the Closing Time, a flexible spending account plan, a dependent care reimbursement plan, a health care reimbursement plan and a pre-tax premium plan (collectively referred to as the "OMNOVA Flexible Benefit Plan") with provisions substantially similar to similar plans provided to OMNOVA Employees by GenCorp prior to the Closing Time; and (ii) Plan Year 1999 deferrals and reimbursements by or to OMNOVA Employees under the GenCorp Flexible Benefit Plan, shall be carried over and applied to their accounts under the OMNOVA Flexible Benefit Plan. Within a reasonable time after the Closing Time, GenCorp will pay to OMNOVA the net aggregate dependent day care reimbursement and health care reimbursement account balances of OMNOVA Employees held by GenCorp as of the Closing Time.

         2.7 POSTRETIREMENT BENEFITS. GenCorp currently provides certain health care and life insurance benefits to most retired employees in the United States with varied coverage by employee groups. The health care plans generally provide for cost sharing in the form of retiree contributions, deductibles and coinsurance between the company and its retirees. A portion of the unfunded benefit obligation reported in GenCorp's financial statements for such postretirement benefits attributable to OMNOVA Hourly Employees and former employees of GenCorp who terminated employment from (i) business locations of OMNOVA active as of the

Closing Time, and (ii) the former GenCorp business location in Newcomerstown, Ohio, will be assumed by OMNOVA.

         2.8 GENCORP 1993 AND 1997 STOCK OPTION PLANS. (a) Prior to the Distribution Date, exercisable options under the GenCorp 1993 and 1997 Stock Option Plans for (1) active employees, (2) retirees, and (3) other former employees whose options remain exercisable, will be split into options to acquire GenCorp common stock and OMNOVA common stock. Except with respect to options held by the chief executive officers of GenCorp and OMNOVA, the number of exercisable options in each company will each equal the number of exercisable options under the GenCorp Stock Option Plans. With respect to exercisable options held by the chief executive officers, (1) Mr. Wolfe's options will be converted into 66 2/3% GenCorp options and 33 1/3% OMNOVA options, and (2) Mr. Yasinsky's options will be converted into 66 2/3% OMNOVA options and 33 1/3% GenCorp options. The exercise price of each resulting option will bear the same ratio to the market price, as of the Distribution Date, of the respective company's stock, as the exercise price of the original GenCorp option bore to the market price of GenCorp shares immediately before the Distribution Date. GenCorp and OMNOVA agree that each will issue the appropriate shares of their common stock to non-employees who exercise the options described in this subsection (a) subject, in the case of OMNOVA, to OMNOVA having an effective Registration Statement under the Securities Act of 1933 in respect of the shares of stock to be issued by OMNOVA to non-employees.

               (b) Unexercisable options under the GenCorp 1997 Stock Option Plan for GenCorp employees will be replaced with a number of unexercisable GenCorp options under that plan which will, based upon (1) the market price of GenCorp shares immediately after the

Distribution Date and (2) the exercise prices for those options, have an aggregate intrinsic value equal to that of the unexercisable GenCorp options immediately before the Distribution Date.

               (c) Unexercisable options under the GenCorp 1997 Stock Option Plan for OMNOVA Employees will be replaced with a number of unexercisable OMNOVA options which will, based upon (1) the market price of OMNOVA shares immediately after the Distribution Date and (2) the exercise price for such options, have an aggregate intrinsic value equal to that of the unexercisable GenCorp options immediately before the Distribution.

               (d) In converting the stock option plans for the Distribution, the exercisable and unexercisable aggregate intrinsic value of the options immediately after the conversion will be equal to the aggregate intrinsic value immediately before the conversion. The ratio of the exercise price per option to the market value per share will not be reduced and the vesting provisions and option period of the OMNOVA and GenCorp options will be the same as for the original GenCorp options. Accordingly, no compensation expense will be recognized by OMNOVA or GenCorp.

         2.9   UNFUNDED DEFERRED COMPENSATION.

               (a) Subject to legal requirements for employee acquiescence, GenCorp's legal obligation to pay Unfunded Deferred Compensation for: (1) all active employees transferred to OMNOVA, (2) all retired employees who terminated employment from business locations of OMNOVA which are active as of the Closing Time, and (3) all GenCorp directors resigning to become members of the OMNOVA Board will be assumed by OMNOVA.

               (b) The legal obligation to pay Unfunded Deferred Compensation for: (1) all active employees remaining GenCorp employees, (2) all GenCorp directors remaining on the

GenCorp Board, (3) all other retired employees, and (4) all retired directors, will be retained by GenCorp.

               (c) Former employees and directors of GenCorp or OMNOVA will be able to elect a lump-sum payment of their Unfunded Deferred Compensation, subject to (1) a 10% reduction in order to avoid adverse tax consequences, and
(2) all applicable tax withholding. Active employees and directors may receive lump-sum payments of their Unfunded Deferred Compensation upon termination of employment or board service with GenCorp or OMNOVA based upon appropriate advance elections or discretionary approval by the company's benefit management committee.

               (d) GenCorp hereby indemnifies OMNOVA for the obligations to pay Unfunded Deferred Compensation assumed by OMNOVA pursuant to subsection (a), and will pay only those amounts of such Unfunded Deferred Compensation that OMNOVA proves it is unable to pay.

               (e) OMNOVA hereby indemnifies GenCorp for the obligation to pay Unfunded Deferred Compensation retained by GenCorp pursuant to subsection
(b), and will pay only those amounts of Unfunded Deferred Compensation that GenCorp proves it is unable to pay.

         2.10 ANNUAL BONUSES. Bonus amounts under GenCorp's Executive Incentive Compensation Plan for the period ending November 30, 1999 will be determined based upon (1) actual performance up to the Distribution Date, and (2) budgeted performance, for the remainder of the period, according to GenCorp's annual operating plan. Subject to all legal requirements for employee acquiescence, bonus obligations will be assumed by OMNOVA for all OMNOVA Employees, and paid in cash on January 17, 2000. Bonus obligations will be paid in cash on

January 17, 2000 by GenCorp for all GenCorp employees and for terminated GenCorp employees who are not employed by OMNOVA.

         2.11 LONG TERM INCENTIVE COMPENSATION. Performance awards under GenCorp's Long-Term Incentive Program for the three-year performance period ending November 30, 1999 will be determined based upon (1) actual performance up to the Distribution Date, and (2) budgeted performance, for the remainder of the period, according to GenCorp's annual operating plan. Pro rata performance awards will be paid under the GenCorp plan for the performance periods ending November 30, 2000 and November 30, 2001. Pro rata performance awards for each partial performance period will be determined based upon (1) actual performance up to the Distribution Date, and (2) budgeted performance, for the remainder of the fiscal year ending November 30, 1999, according to GenCorp's annual operating plan. Subject to legal requirements for employee acquiescence, performance award obligations for the three-year performance period ending November 30, 1999 will be assumed by OMNOVA for all OMNOVA Employees and paid in cash on January 17, 2000. Performance award obligations for the three-year performance period ending November 30, 1999 will be paid in cash on January 17, 2000 by GenCorp for all GenCorp employees and for terminated GenCorp employees who are not employed by OMNOVA. All pro rata performance awards will be paid in cash to all eligible employees of GenCorp and OMNOVA by GenCorp before October 31, 1999.

         2.12 DIRECTOR COMPENSATION. Subject to legal requirements for director acquiescence, benefit obligations under the Retirement Plan for Nonemployee Directors of GenCorp Inc. and the Deferred Compensation Plan for Nonemployee Directors of GenCorp Inc. (hereafter the "GenCorp Director Plans") for GenCorp directors resigning to become members of the OMNOVA Board will be assumed by OMNOVA. Benefit obligations under the GenCorp

Director Plans for GenCorp directors remaining on the GenCorp Board and retired directors will be retained by GenCorp.

         2.13 ENHANCED RETIREMENT AND SEPARATION PAY PLANS. GenCorp adopted a Voluntary Enhanced Retirement Program (VERP) and Enhanced Involuntary Separation Pay Plan (EISP) which are associated with and contingent upon the Distribution. Pension and Separation Pay obligations under the VERP and EISP for GenCorp employees who become OMNOVA Employees in connection with the Spin-Off will be assumed and paid by OMNOVA. Pension and Separation Pay obligations under the VERP and EISP for GenCorp employees who do not become employed by OMNOVA in connection with the Spin-Off will be retained and paid by GenCorp. The total number and identity of participants and the timing of their departure are not yet known.

         2.14 TRANSITION ADMINISTRATIVE SERVICES. For a transition period extending up to October 31, 2001, the Joint Savings Plan and other benefit programs currently applicable to GenCorp active employees and retirees will be administered under a Services and Support Agreement between GenCorp and OMNOVA. The purpose of the transition services arrangement will be to allow for an orderly transition of administrative responsibility for ongoing GenCorp benefit programs to administrative staffs of GenCorp, and for the implementation and administration of new employee benefit plans for OMNOVA. In accordance with the Services and Support Agreement, (i) GenCorp will reimburse OMNOVA specified allocated costs plus all direct expenses incurred by OMNOVA on behalf of GenCorp, and (ii) OMNOVA will reimburse GenCorp specified allocated costs plus all direct expenses incurred by GenCorp on behalf of OMNOVA.

         2.15 LIABILITIES TO OMNOVA EMPLOYEES ARISING PRIOR TO DISTRIBUTION DATE. GenCorp shall retain sole responsibility for (a) payments of any and all wages, vacation pay, bereavement pay, jury duty pay, disability income, supplemental unemployment benefits, fringe benefits (excluding medical/dental claims described in Section 2.5(b)) or other perquisites of employment, or similar benefits, payroll taxes and other payroll related expenses, (b) workers' compensation claims or related litigation claims, (c) claims filed with the equal Employment Opportunity Commission or related litigation claims and (d) other similar employment-related claims, in any such case arising out of or relating to (i) the employment of the OMNOVA Employees by GenCorp prior to the Closing Time or (ii) the employment of former employees whose employment with OMNOVA or GenCorp or the Controlled Group of either terminated on or before the Closing Time.

         2.16 AT WILL EMPLOYMENT. Nothing in this Agreement shall limit the at will nature of the employment of any of the OMNOVA Employees who do not have any other contractual rights with respect to employment by OMNOVA or the right of GenCorp or OMNOVA to alter or terminate any employee benefit plan.

         2.17 SEPARATION PAY. GenCorp and OMNOVA agree that with respect to individuals who, in connection with the Distribution, cease to be employees of GenCorp and become employees of OMNOVA at any time, such cessation shall not be deemed a severance of employment from GenCorp for purposes of the GenCorp Involuntary Separation Pay Plan. GenCorp shall retain and be solely responsible for, and shall indemnify OMNOVA against, all liabilities and obligations whatsoever in connection with claims made by or on behalf of former employees of GenCorp in respect of separation pay and similar obligations relating to the termination or alleged termination of any such person's employment from GenCorp on or before the Distribution Date.

         2.18 INTERNAL REVENUE SERVICE FORMS. GenCorp and OMNOVA agree that, pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, respectively: (a) GenCorp and OMNOVA shall report on a "predecessor-successor" basis as set forth therein; (b) GenCorp shall be relieved from furnishing Forms W-2 to GenCorp's employees whose employment is transferred to OMNOVA in connection with the Spin-Off and to whom GenCorp would have been obligated to furnish such Forms; and (c) OMNOVA shall assume GenCorp's obligation to furnish such Forms to all such employees for the full 1999 calendar year. Upon OMNOVA's request, GenCorp will promptly provide OMNOVA with the information relating to periods ending on the Closing Time necessary for OMNOVA to prepare and distribute Forms W-2 to such employees for the year ending December 31, 1999, which Forms W-2 will include all remuneration earned by such employees from both GenCorp and OMNOVA during the year ending December 31, 1999.

                                   ARTICLE III

                        ACCESS AND SHARING OF INFORMATION

         3.1 SHARING OF INFORMATION. Each of GenCorp and OMNOVA agrees to provide the other, as soon as practicable after the Distribution Date, with such information regarding employee benefit plan participants prior to the Distribution Date (including term of service for eligibility, vesting and benefit accrual purposes under such Plans and a listing of accrued benefits) as may be reasonably requested by a party to establish and administer effectively its employee benefit plans.

         3.2 ACCESS TO INFORMATION. (a) From and after the Closing Time each party hereto shall afford the other party and its accountants, counsel and other designated representative reasonable access (including using reasonable efforts to give duplicating rights during normal business hours) to all records, books, contracts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of such other party (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by such other party including, without limitation, for audit, accounting and litigation purposes and administration of employee benefit plans, as well as for purposes of fulfilling disclosure and reporting obligations.

               (b) For a period of up to 24 months from and after the Distribution Date, (or longer as required in connection with the Joint Savings
Plan) each party shall make available to the other during normal business hours and in a manner which will not unreasonably interfere with such party's business, its financial, tax, accounting, legal, employee benefits and such other staff and services to the extent that the same may be reasonably required in connection with the preparation of tax returns, audits, claims, administration of employee benefit plans and otherwise to assist in effecting an orderly transition following the Distribution.

                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 COMPLETE AGREEMENT. This Agreement, together with the Distribution Agreement, and the exhibits thereto, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         4.2. GOVERNING LAW. This Agreement and (unless otherwise provided) all amendments hereof shall be governed by the internal laws of the State of Ohio, without regard to the conflicts of law principles thereof. 4.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (other than by merger or pursuant to a sale of all or substantially all of a party's assets to one person) by either of the parties hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that no such assignment shall relieve the assigning party of any liabilities or obligations hereunder. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

         4.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, mailed by registered or certified mail (return receipt requested) or sent by telecopy or by a recognized overnight courier service, addressed as follows:

         To OMNOVA at:     OMNOVA Solutions Inc.
                           175 Ghent Road
                           Fairlawn, Ohio 44333-3300
                           Attention:  General Counsel
                           Fax Number:      330-869-4272

         To GenCorp at:    GenCorp Inc.
                           Highway 50 & Aerojet Road
                           Rancho Cordova, CA  95670
                           Attention:  General Counsel

                           Fax Number: 916-351-8665

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

         4.5 AMENDMENT. This Agreement may be amended, modified or supplemented only by a written agreement signed by all the parties hereto.

         4.6 WAIVER. No waiver by any party of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         4.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument and all of which together shall constitute one and the same instrument.

         4.8 INTERPRETATION. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

         4.9 NO THIRD PARTY BENEFICIARY. Nothing in this Agreement, express or implied, shall confer on any person other than the parties any rights or remedies under or by virtue of this Agreement.


        4.10 DISPUTE RESOLUTION. Any dispute between the parties concerning the performance of this Agreement which cannot be resolved by good faith negotiation of the parties shall be determined in accordance with the provisions of the Alternative Dispute Resolution Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                      GENCORP INC.


                                      By: /s/ William R. Phillips
                                         ----------------------------------

                                      Name:  William R. Phillips
                                           --------------------------------

                                      Title:  Senior Vice President
                                            -------------------------------



                                      OMNOVA SOLUTIONS INC.


                                       By: /s/ James C. LeMay
                                          ---------------------------------

                                       Name:  James C. LeMay
                                            --------------------------------

                                       Title: Senior Vice President
                                            ------------------------------